UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 1, 2006

Cognizant Technology Solutions Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Glenpointe Centre West Teaneck, New Jersey	07666
(Address of Principal Executive Offices)	(Zip Code)

(201) 801-0233

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2006, Venetia Kontogouris resigned as a member of the Board of Directors (the “Board”) of Cognizant Technology Solutions Corporation (the “Company”) and as a member of the Nominating and Corporate Governance Committee of the Board effective as of January 1, 2007. There is no disagreement between Ms. Kontogouris and the Company on any matter relating to the Company’s operations, policies or practices. The Company and Ms. Kontogouris have entered into a Consulting Agreement pursuant to which Ms. Kontogouris will provide consulting services to the Company through October 2007. All of Ms. Kontogouris’s vested stock options granted under the Company’s 1999 Incentive Compensation Plan, as amended, will remain exercisable during the term of the Consulting Agreement and for ninety days thereafter. The unvested stock options previously granted to Ms. Kontogouris will continue to vest and be exercisable during the term of the Consulting Agreement and for ninety days thereafter. On October 2, 2007, the remaining unvested stock options to purchase 5,000 shares, which were scheduled to vest on May 5, 2008, will become vested and will be exercisable for ninety days thereafter. The Board’s Nominating and Corporate Governance Committee has commenced the process of selecting a suitable replacement for Ms. Kontogouris.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release of Cognizant Technology Solutions Corporation, dated December 1, 2006, announcing a change to its Board of Directors.

99.2	Consulting Agreement dated December 1, 2006 by and between Venetia Kontogouris and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY
SOLUTIONS CORPORATION

By:	/s/ Steven Schwartz
Name:	Steven Schwartz
Title:	Vice President and General Counsel

Date: December 1, 2006